Exhibit T3A.2

CERTIFICATE OF FORMATION

OF

CAJUN ACQUISITIONS, LLC

FIRST: The name of the limited liability company is Cajun Acquisitions, LLC.

SECOND: The address of its Registered Agent in the State of Delaware is Suite 806, 1220 N. Market Street in the City of Wilmington, County of New Castle. The name of its Registered Agent at such address is Registered Agents Legal Services, LLC.

THIRD: The purpose of the limited liability company shall be to engage in any lawful act or activity for which a limited liability company may be formed under the Limited Liability Company law of the State of Delaware.

FOURTH: The limited liability company shall have perpetual existence.

FIFTH: Management of the limited liability company is vested in the member(s) in accordance with their ownership interests, unless this is varied by the operating agreement. A limited liability company member may not assign, either wholly or partially, the right to participate in management without the written consent of all limited liability company member(s).

SIXTH: The name and mailing address of the person forming this limited liability company at the instruction of its member(s) is as follows:

Terry Scaglione

Suite 806, 1220 N. Market Street

Wilmington, DE 19801

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Cajun Acquisitions, LLC on this twenty-seventh day of April, 2007.

/s/ Terry Scaglione
Terry Scaglione Organizer